Exhibit 10.11

PERSONAL & CONFIDENTIAL

August 1, 2010

Natalie Anne McCullough

RE: Amended and Restated Employment Terms

Dear Natalie,

ServiceSource International, LLC (hereinafter “ServiceSource” or the “Company”) hereby employs you, and you hereby accept employment with ServiceSource upon all of the terms and conditions described in this amended and restated offer letter (this “Agreement”), which replaces and supersedes in its entirety the offer letter previously entered into by and between you and ServiceSource (the “Original Agreement”).

Your position is Chief Marketing Officer, reporting to Mike Smerklo, Chief Executive Officer. This letter will confirm the terms of your employment with the Company as follows:

Base Salary: In consideration of your services and your commitment to working a full time position, you will be paid a base salary at the rate of Two Hundred and Thirty-Five Thousand Dollars ($235,000) per year which will be paid semi-monthly in the amount of Nine Thousand, Seven Hundred, Ninety-One Dollars and Sixty Six Cents ($9,791.66) less applicable taxes in accordance with ServiceSource’s normal payroll processing.

Incentive Bonus: You will remain eligible to participate in ServiceSource’s Company Performance Bonus Program (the “Program”). This Program is a discretionary incentive program that ServiceSource funds based on the achievement of business results and objectives established by ServiceSource, such as corporate financial results, business unit financial results and organizational MBO results. Once the total funding level is established by ServiceSource, managers will determine in their discretion the award level for their employees based on the manager’s assessment of individual performance. Accordingly, there is no specified or guaranteed amount that you will receive or become entitled to, and the Program is subject to change or discontinuation at any time.

You will be eligible for a target bonus of One Hundred Thousand Dollars ($100,000) per annum.

Benefits; Expenses: You will be entitled to receive the employee benefits made available to other employees and officers of the Company to the full extent of your eligibility. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our people and their families change. ServiceSource shall reimburse you for all reasonable business and travel expenses actually incurred or paid by you in the performance of your services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.

Proprietary Information Agreement: You will continue to comply with the Company’s standard employee confidentiality and non-competition agreement.

Confidentiality: Except as required by applicable laws, neither party shall disclose the contents of this agreement without first obtaining the prior written consent of the other party, provided, however, that you may disclose this agreement to your attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.

If you choose to accept this offer, your employment with ServiceSource will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. ServiceSource will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

Change Of Control Equity Compensation Vesting Acceleration:

If ServiceSource or a successor should terminate your employment without “Cause” (as defined below) or you should terminate your employment for “Good Reason” (as defined below), in either case within 12 months following a “Change of Control” (as defined below), then all of your outstanding equity compensation awards granted on and after January 31, 2007 (including, without limitation, all stock options, restricted stock, restricted stock units and any other equity compensation awards granted on and after January 1, 2007) shall immediately have their vesting accelerated 100%, so as to become fully vested.

For purposes of this Agreement:

“Cause” shall mean the occurrence of any of the following events, as determined by ServiceSource in its sole discretion: (i) your commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) your commission of, or participation in, a fraud or act of dishonesty against ServiceSource; (iii) your intentional, material violation of any contract or agreement between you and ServiceSource or any statutory duty owed to ServiceSource; (iv) your unauthorized use or disclosure of Proprietary and Confidential Information; or (v) your gross misconduct;

“Good Reason” shall mean the occurrence of any one of the following events, without your written consent: (1) a material, adverse change in your job title from that in effect immediately prior to the Change of Control; (2) a material, adverse change in your job responsibilities from that in effect immediately prior to the Change of Control; (3) a relocation of your principal place of employment beyond a radius of 30 miles from its location immediately prior to the Change of Control; or (4) any reduction in your base salary, target bonus or aggregate level of benefits measured against such compensation or benefits as in effect immediately prior to the Change of Control; provided that your have notified ServiceSource in writing of the event described in (1), (2),

(3) or (4) above and ServiceSource (or its successor) has within 30 days thereafter failed to restore you to the required job title, responsibility, location, salary, target bonus or benefits; and

“Change of Control” shall mean the occurrence of one of the following events: a sale of all or substantially all of the equity interests of ServiceSource; a merger, consolidation or similar transaction involving ServiceSource following which the persons entitled to elect a majority of the members of the Board of Directors of ServiceSource immediately before the transaction are not entitled to elect a majority of the members of the Board of Directors of ServiceSource or the surviving entity following the transaction; or a sale of all or substantially all of the assets of the company.

The equity compensation vesting acceleration described above is subject to your execution of a general release of all legal claims, whether known or unknown, in the form requested by ServiceSource, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. No vesting acceleration pursuant to such section shall be paid or provided unless and until the release becomes effective. Any severance payment to which you are entitled shall be paid by the Company in cash and in full on the fifty-third (53d) day following Employee’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A (“Section 409A”).

Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that become payable under this letter by reason of your termination of employment with ServiceSource (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if you are a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of your termination of employment (other than a termination of employment due to death), then the severance payable to you, if any, under this letter, when considered together with any other severance payments or separation benefits that are in each case considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following your termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of your termination of employment, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your employment termination but prior to the six (6) month anniversary of your employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

If any of the payments to you (prior to any reduction, below) provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Internal Revenue Code), of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”), after reduction for taxes as described below. The “Taxed Amount” is the total amount of the Payments after reduction for taxes as described below (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and, if applicable, the Excise Tax (all of which shall be computed at the highest applicable marginal rate regardless of your actual marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity awards other than options; cancellation of accelerated vesting of options; and reduction of employee benefits. In the event that acceleration of vesting of equity awards or options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the your awards. The Company and its tax advisors shall make all determinations and calculations required to be made to effectuate this paragraph at the Company’s expense.

This Agreement and your written equity compensation agreements with the Company constitute the entire understanding of the parties on the subject covered and supersede in its entirety the Original Agreement. You expressly warrant that you have read and fully understand this Agreement; that you have had the opportunity to consult with legal counsel of your own choosing to have the terms of this Agreement fully explained to you; that you are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that you are executing this Agreement voluntarily, free of any duress or coercion.

Very truly yours,

Michael Smerklo, CEO & Chairman, ServiceSource

/s/ Mike Smerklo	December 8, 2010
ServiceSource International LLC	Date

I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Natalie McCullough
Signature of Natalie McCullough	Date Signed